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                                                                     EXHIBIT 5.5


                        [Sullivan & Cromwell Letterhead]

                                                   August 5, 1999

Goldman, Sachs & Co.,
Deutsche Bank Securities Inc.,
Morgan Stanley & Co. Incorporated,
Salomon Smith Barney Inc.,

   c/o Goldman, Sachs & Co.,
       85 Broad Street,
       New York, New York, 10004.

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933 (the "Act") of $287,500,000 principal amount of 5 1/4% Convertible Notes due 2006 (the "Securities") of Lamar Advertising Company, a Delaware corporation (the "Company"), and the shares of Class A Common Stock, par value $0.001 per share, of the Company initially issuable upon conversion of the Securities (the "Shares"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the


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Goldman, Sachs & Co.                                                         -2-
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
Salomon Smith Barney Inc.

Indenture and the Supplemental Indenture relating to the Securities have been duly authorized, executed and delivered, and the Securities have been duly executed and authenticated in accordance with the Indenture and the Supplemental Indenture and issued and sold as contemplated in the Registration Statements (File Nos. 333-50559 and 333-71929) relating to the Securities, each as amended by Post-Effective Amendment No. 1 filed under the Act on July 19, 1999 (the "Registration Statements"), and the Prospectus Supplement, dated August 5, 1999, relating to the Securities, filed under the Act on August 6, 1999 (the "Prospectus Supplement"), the Securities will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and the Shares, when duly issued upon conversion of the Securities, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect

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Goldman, Sachs & Co.                                                         -3-
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
Salomon Smith Barney Inc.


of the laws of any other jurisdiction.

         In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         This opinion may be relied upon by Palmer & Dodge LLP in rendering its opinion to be filed as an exhibit to the Registration Statements, and we hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to us under the heading "Validity of the Notes" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                             Very truly yours,


                                             /s/ SULLIVAN & CROMWELL